EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Biomet, Inc. on Forms S-8 (File Nos. 333-118326, 333-118323, 333-118264, 333-65139, 333-00331, 33-75618, 33-65700, 33-50268, 33-37561, 33-26826 and 33-7361), on Form S-4 (File No. 333-88905) and on Forms S-3 (File Nos. 33-50420, 33-27008 and 333-94959) and in the related prospectus, of our reports dated July 28, 2006, except for Note A to the consolidated financial statements, as to which the date is May 23, 2007, with respect to the consolidated financial statements and schedule of Biomet, Inc., Biomet, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Biomet, Inc., included in this Form 10-K/A for the year ended May 31, 2006.

/s/    ERNST & YOUNG LLP

Fort Wayne, Indiana

May 23, 2007